Exhibit 99.1

FTAC Hera Acquisition Corp. Receives Notification of Deficiency from Nasdaq

Related to Delayed Filing of Quarterly Report on Form 10-Q

PHILADELPHIA, PA, May 28, 2021 (Globe Newswire) – FTAC Hera Acquisition Corp. (NASDAQ: HERA) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more technology and financial services technology companies, today announced that on May 28, 2021 it received a notice from Nasdaq Regulation indicating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s units, Class A ordinary shares or warrants on the Nasdaq Capital Market. The Notice provides that the Company must submit a plan to regain compliance with Nasdaq Listing Rule 5250(c)(1) by July 26, 2021. If the plan is accepted by Nasdaq, then Nasdaq can grant the Company up to 180 calendar days from the due date of the Form 10-Q, or November 22, 2021, to regain compliance.

As the Company reported in its Form 12b-25 filed with the SEC on May 18, 2021, the Company is working diligently to complete the Form 10-Q as soon as possible; however, given the scope of the process for evaluating the impact on the Company’s financial statements of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) issued by the staff of the SEC on April 12, 2021, the Company is not in a position to file the Form 10-Q until after the completion of this process.

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for its initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Amanda Abrams
amanda@ftspac.com
(215) 701-9693